EXHIBIT 99.01


                        TICKETMASTER HOLDINGS GROUP, LTD.
                             STOCK OPTION AGREEMENT


            THIS AGREEMENT is made and entered into as of December 15, 1993, by and between TICKETMASTER HOLDINGS GROUP, LTD., an Illinois corporation (the "Company"), and FREDRIC D. ROSEN ("Employee").

            WHEREAS, the Employee is a valued employee of the Company and the Company wishes to induce him to enter into an employment agreement dated of even date herewith (the "Employment Agreement") and to encourage him in the performance of his duties thereunder by granting him an option to purchase shares of Class A common stock, no par value, of the Company (the "Common Stock").

            WHEREAS, the Employee wishes to acquire the right to purchase shares of Common Stock.

            NOW, THEREFORE, for good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

             1. Grant of Option. Subject to the provisions of Sections 2 and 3 hereof, the Company hereby grants to the Employee the right, privilege and option to purchase on the terms and conditions hereinafter set forth 3,994,019 shares of the Company's Common Stock at an exercise price of $4.715 per share plus such amount, if any, determined by dividing 36,699,041 (as adjusted for any stock dividend, stock split or combination or similar transaction involving the Company's Common Stock) into any additional capital contribution made by Paul Allen to the Company pursuant to a letter agreement of even date between the Company and Paul Allen (the "Option"). The Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). All provisions of this Agreement are to be construed in conformity with this intention. Further, in the event that a subsidiary of the Company, including Ticketmaster Corporation, sells any of its equity securities to the public pursuant to a registration statement under the Securities Act of 1933, as amended, other than on Forms S-4 or S-8, prior to the time the Company sells its equity securities to the public as aforesaid, Executive shall have the right concurrently with or after the exercise of the option to receive shares of such Subsidiary's common stock having a value substantially equal to the value of the Common Stock which the Employee has or would have received from the Company.

             2. Term. Except as provided in Section 3 hereof, the Option shall be valid for a term commencing on the date hereof (the "Date of Grant") and ending 10 years from the Date of Grant (the "Termination Date"); provided however, that the Option shall terminate in accordance with the following:

             (a) If the Employee's employment by the Company is terminated voluntarily by the Employee or on account of Disability (as such term is defined in the Employment Agreement), the Employee may exercise in whole or in part that portion of the Option which has vested but not yet been exercised as of the date of such termination at any time prior to the earlier of (i) the


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Termination Date, or (ii) six months following such termination. Thereafter, the Option shall terminate, and the Employee shall have no further rights hereunder.

             (b) If the Employee's employment by the Company is terminated by the Company for Good Reason (as such term is defined in the Employment Agreement), the Employee may exercise in whole or in part that portion of the Option which has vested but not yet been exercised as of the date of such termination at any time prior to the earlier of (i) the Termination Date, or
(ii) two years following such termination. Thereafter, the Option shall terminate, and the Employee shall have no further rights hereunder.

             (c) If the Employee's employment by the Company is terminated by the Company for Cause (as such term is defined in the Employment Agreement), the Option shall terminate on the date on which the Employee's employment is terminated, and the Employee shall have no further rights hereunder.

             (d) Following the death of the Employee, any vested portion of the Option may be exercised by the Employee's personal representative or by the distributee to whom the Employees' rights under the Option shall pass by will or by the laws of descent and distribution, at any time prior to the earlier of (i) the Termination Date or (ii) within six months after the date of Employee's death.

             3. Vesting. During the term provided in Section 2, the Option may be exercised only to the extent that Employee is then vested in such Option. The Employee shall vest in 25% of the Option as of the date hereof, and shall vest in the remaining 75% of the Option monthly prorata over a 36 month period beginning on January 1, 1995 and ending on January 1, 1998.

             4. Method of Exercise. The Option may be exercised by written notice (the "Notice"), addressed and delivered to the Company (Attention: Chief Financial Officer), specifying the number of shares of Common Stock to be purchased and accompanied by (i) a check, or (ii) that number of shares of Common Stock which have an aggregate fair market value as of the date of exercise equal to the exercise price, or (iii) any combination thereof. For purposes of this Agreement, "fair market value" of a share of Common Stock shall mean: (i) if the Common Stock is traded on a national stock exchange on the date of exercise of the Option, fair market value shall be the closing price reported by the applicable composite transactions report on such day, or if the Common Stock is not traded on such date, the mean between the closing bid-and-asked prices thereof on that date on such exchange; (ii) if the Common Stock is traded over-the-counter and is classified as a national market issue on the date of exercise of the Option, fair market value shall be the last reported transaction price quoted by the NASDAQ on that day; (iii) if the Common Stock is traded over-the-counter and is not classified as a national market issue on the date of exercise of the Option, fair market value shall be the mean between the last representative bid-and-asked prices quoted by the NASDAQ on that day; or (iv) if none of the foregoing provisions is applicable, fair market value as of the date of exercise of the Option shall be determined by the Board of Directors in good faith on such basis as it deems appropriate. In all cases, the determination of fair market value shall be binding and conclusive on all persons.


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             5.  Loan. Upon written request of the Employee, the Company shall loan Employee, from time to time, the following amount: (i) the amount necessary to purchase the number of shares of Common Stock to be acquired upon the exercise of the Option under Section 4, and (ii) the amount necessary to pay all federal and state income taxes thereon. The proceeds of each loan shall be utilized solely for the foregoing purposes. Each such loan shall bear interest at the minimum rate which would not constitute a "below market loan" as determined under Section 7872 of the Code. The loan shall be secured by the shares acquired by exercise of the Option and shall be for a term expiring on the earliest to occur of (i) the sale by Employee of shares of Common Stock securing such loan, (ii) two years after termination of employee's employment with the Company, regardless of cause and (iii) January 31, 1999.

             6. Delivery of Stock Certificates. The Option shall be deemed to have been exercised upon receipt by the Company of the Notice (the "Exercise Date"). The certificate representing the shares of Common Stock purchased upon exercise of the Option shall be issued as of the Exercise Date free and clear of all liens or encumbrances except any liens in favor of the Company by virtue of
Section 5, and shall (i) either be delivered by the Company to the Employee within five days following the Exercise Date or as soon thereafter as practicable or (ii) if a loan has been made pursuant to Section 5, shall be retained by the Company until the loan is paid in full. As a condition to the exercise of the Option, the Company may require the Employee to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased for investment purposes only, for the account of the Employee and without any intention to distribute such shares. If the shares of Common Stock issuable upon exercise of the Option have not previously been registered under the Securities Act of 1933, as amended (the "Securities Act"), each certificate evidencing shares of Common Stock acquired upon exercise of the Option shall contain on its face, or on the reverse side thereof, the following legend:

             "These shares have not been registered under the Securities Act of 1933 or under any applicable state law. They may not be offered for sale, sold, transferred, or pledged without (1) registration under the Securities Act of 1933 and any applicable state law, or (2) an opinion of legal counsel satisfactory to the Company that registration is not required."

             7. Shareholder Approval. This Agreement is conditioned upon the approval by the shareholders of the Company within twelve months after the date of this Agreement in accordance with Rule 16b.3(b) of the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended. If such shareholder approval is obtained at a duly held shareholder's meeting, it may be obtained by the affirmative vote of the holders of a majority of the shares of the Company present at the meeting or represented and entitled to vote thereon.

             8. Adjustment Provisions. If, during the term of this Agreement, there shall be any stock dividend, stock rights distribution, stock split or combination, recapitalization, merger, consolidation, sale of assets, reorganization or other similar change or transaction of or by the Company, an appropriate adjustment shall be made to the number and kind of shares remaining to be acquired upon exercise of the Option and to the exercise price of the Option so that the value to be received by the Employee upon exercise of the Option shall, in the aggregate, be reasonably


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equivalent to the value the Employee would have received if none of the foregoing transactions had occurred.

             9. Merger, Consolidation or Sale of Assets. In the event the Company enters into an agreement providing for (i) the sale of all or substantially all of the assets of the Company or (ii) a merger, consolidation or reorganization which would result in the stockholders of the Company immediately prior to such transaction owning less that 50% of the surviving corporation (a "Change in Control"), the Option shall become exercisable in full without regard to any vesting limitations, and the Employee shall be entitled at his election to either (a) receive in exchange for cancellation of his Option the difference between the exercise price for such shares and the amount the Employee would receive if he exercised the Option immediately prior to the transaction and then received a distribution on such shares or disposed of the shares in the transaction, or (b) in the case of a merger, consolidation or reorganization, convert the Option to an option to acquire shares of equivalent value in the surviving corporation, if the surviving corporation is not the Company. The Company shall notify Employee at least 10 days prior to any Change in Control.

             10. Withholding Obligations. In the event that the Company is required to satisfy withholding obligations under the Code as a result of the exercise of the Option, the Employee may request that, in lieu of withholding amounts from the Employee's paycheck or requiring that the Employee deliver a check in the amount of the withholding obligation, the Company shall withhold that number of shares of Common Stock which have a fair market value (determined in accordance with the provisions of Section 4 hereof) on the Exercise Date equal to the amount required to be withheld.

             11. Non-Transferability. The Option is not transferable or assignable by the Employee other than by will or by the laws of descent and distribution and are exercisable during the lifetime of the Employee only by the Employee.

             12. Compliance with Law. By accepting the Option, the Employee agrees for himself and his legal representative that the Company shall not be required to deliver any shares of Common Stock upon the exercise of the Option until such shares have been qualified for delivery under applicable securities laws and regulations as reasonably determined by the Company or its legal counsel.

             13. Rights as a Stockholder; Not an Employment Agreement. The Employee shall have no rights as a stockholder of the Company with respect to shares of Common Stock subject to the Option until the Option has been exercised and payment made as herein provided and certificates representing the shares as to which the Option has been exercised have been delivered to the Employee or retained by the Company as security for a loan made pursuant to Section 5. Nothing contained in this Agreement shall be construed to be a contract of employment between the Company and the Employee.


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             14.  Construction.

             (a) Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.

             (b) Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the matters referred to herein and such agreement shall not be modified, except by written instrument signed by the parties hereto.

             (c) Headings; Pronouns; Governing Law. The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them. Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require. The construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Illinois.

             (d) Notices. All communications between the parties shall be in writing and shall be deemed to have been duly given as of the date and time of hand delivery or three days after mailing via certified or registered mail, return receipt requested, proper postage prepaid to the following or such other addresses of which the parties shall from time to time notify one another:

             If to the Company:

                  Ticketmaster Holdings Group, Ltd.
                  3701 Wilshire Boulevard
                  Los Angeles, California  90010

             If to the Employee:

                  Fredric D. Rosen
                  3701 Wilshire Boulevard
                  Los Angeles, California  90010

             (e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

             IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.


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                                       TICKETMASTER HOLDINGS GROUP, LTD.


                                       By:
                                          --------------------------------
                                           Title:


                                       EMPLOYEE:

                                       /s/  Fredric D. Rosen
                                       -----------------------------------
                                       FREDRIC D. ROSEN











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